                                                                 Exhibit 10.15
-------------------------------------------------------------------------------


                                OPERATING AGREEMENT

                                      Between

                                  NETRATINGS, INC.

                                        And

                               ACNIELSEN ERATINGS.COM



                                    Dated as of

                                 September 22, 1999


-------------------------------------------------------------------------------

                                  TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----
ARTICLE I    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .1
             1.1.   "ACNIELSEN" . . . . . . . . . . . . . . . . . . . . . .1
             1.2.   "ACNIELSEN SAMPLING METHODOLOGY". . . . . . . . . . . .1
             1.3.   "ACNSUB TRADEMARKS" . . . . . . . . . . . . . . . . . .2
             1.4.   "AFFILIATE" . . . . . . . . . . . . . . . . . . . . . .2
             1.5.   "ANCILLARY AGREEMENTS". . . . . . . . . . . . . . . . .2
             1.6.   "APPLICABLE LAWS" . . . . . . . . . . . . . . . . . . .2
             1.7.   "APPROVED INTERNET SERVICE" . . . . . . . . . . . . . .2
             1.8.   "BACK END SOFTWARE. . . . . . . . . . . . . . . . . . .2
             1.9.   "BUSINESS PANEL". . . . . . . . . . . . . . . . . . . .2
             1.10.  "COLLECTION SOFTWARE. . . . . . . . . . . . . . . . . .2
             1.11.  "CONSULTING SERVICES" . . . . . . . . . . . . . . . . .2
             1.12.  "DATA PROCESSING AGREEMENT. . . . . . . . . . . . . . .2
             1.14.  "DOCUMENTATION" . . . . . . . . . . . . . . . . . . . .3
             1.15.  "E-COMMERCE . . . . . . . . . . . . . . . . . . . . . .3
             1.16.  "E-COMMERCE SERVICE"  . . . . . . . . . . . . . . . . .3
             1.17.  "ENTITY". . . . . . . . . . . . . . . . . . . . . . . .3
             1.18.  "EXCLUDED COUNTRIES". . . . . . . . . . . . . . . . . .3
             1.19.  "FISCAL YEAR" . . . . . . . . . . . . . . . . . . . . .3
             1.20.  "GAAP". . . . . . . . . . . . . . . . . . . . . . . . .3
             1.21.  "HOME PANEL". . . . . . . . . . . . . . . . . . . . . .3
             1.22.  "INITIAL RELEASE" . . . . . . . . . . . . . . . . . . .3
             1.23.  "INTELLECTUAL PROPERTY RIGHTS". . . . . . . . . . . . .3
             1.24.  "INTERNET MEASUREMENT PANEL". . . . . . . . . . . . . .4
             1.25.  "INTERNET SERVICE". . . . . . . . . . . . . . . . . . .4
             1.26.  "LICENSE AGREEMENT" . . . . . . . . . . . . . . . . . .4
             1.27.  "LOCALIZED SOFTWARE . . . . . . . . . . . . . . . . . .4
             1.28.  "MERGED DATA" . . . . . . . . . . . . . . . . . . . . .4
             1.29.  "NET CUSTOMER BILLINGS" . . . . . . . . . . . . . . . .4
             1.30.  "NIELSEN TRADEMARK" . . . . . . . . . . . . . . . . . .4
             1.31.  "NMR. . . . . . . . . . . . . . . . . . . . . . . . . .4
             1.32.  "NMR AGREEMENTS . . . . . . . . . . . . . . . . . . . .4
             1.33.  "NORTH AMERICA" . . . . . . . . . . . . . . . . . . . .4
             1.34.  "NRI PROPRIETARY SOFTWARE . . . . . . . . . . . . . . .4
             1.35.  "NRI TRADEMARKS". . . . . . . . . . . . . . . . . . . .4
             1.36.  "OBJECT FORM. . . . . . . . . . . . . . . . . . . . . .4
             1.37.  "OPERATING COMMITTEE" . . . . . . . . . . . . . . . . .4
             1.38.  "OPERATING COMMITTEE APPROVAL" and "APPROVED BY THE
             OPERATING COMMITTEE" . . . . . . . . . . . . . . . . . . . . .5
             1.39.  "PANEL" . . . . . . . . . . . . . . . . . . . . . . . .5
             1.40.  "PANEL MEMBER". . . . . . . . . . . . . . . . . . . . .5


                                      -ii-

             1.41.  "PERSON". . . . . . . . . . . . . . . . . . . . . . . .5
             1.42.  "STOCKHOLDERS AGREEMENT"  . . . . . . . . . . . . . . .5
             1.43.  "TERRITORY" . . . . . . . . . . . . . . . . . . . . . .5
             1.44.  "THIRD PARTY" . . . . . . . . . . . . . . . . . . . . .5
             1.45.  "THIRD-PARTY SOFTWARE". . . . . . . . . . . . . . . . .5
             1.46.  "UPGRADE" and "UPGRADES". . . . . . . . . . . . . . . .5

ARTICLE II   Operation of the Internet Service. . . . . . . . . . . . . . .5
             2.1.   Marketing; Pricing; Standard Contracts. . . . . . . . .5
             2.2.   Panel Logistics . . . . . . . . . . . . . . . . . . . .6
             2.3.   Product Quality Control . . . . . . . . . . . . . . . .7
             2.4.   Staffing. . . . . . . . . . . . . . . . . . . . . . . .8
             2.5.   Site Inspections. . . . . . . . . . . . . . . . . . . .8
             2.6.   Other Technologies. . . . . . . . . . . . . . . . . . .8
             2.7.   Exclusive Rights. . . . . . . . . . . . . . . . . . . .9

ARTICLE III  Operating Committee . . . . . . . . . . . . . . . . . . . . . 9
             3.1.   Operating Committee . . . . . . . . . . . . . . . . . .9

ARTICLE IV   Technology Ownership Rights. . . . . . . . . . . . . . . . . 11
             4.1.   NRI Ownership Rights. . . . . . . . . . . . . . . . . 11
             4.2.   ACNSub Ownership Rights . . . . . . . . . . . . . . . 12

ARTICLE V    Net Customer Billings . . . . . . . . . . . . . . . . . . . .13
             5.1.   Payment Percentages . . . . . . . . . . . . . . . . . 13
             5.2.   Payments. . . . . . . . . . . . . . . . . . . . . . . 14
             5.3.   Right of Inspection . . . . . . . . . . . . . . . . . 14

ARTICLE VI   Trademarks; Licenses . . . . . . . . . . . . . . . . . . . . 14
             6.1.   Trademarks. . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE VII  Termination . . . . . . . . . . . . . . . . . . . . . . . . .19
             7.1.   Termination . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE VIII Dispute Resolution . . . . . . . . . . . . . . . . . . . . . 22
             8.1.   General Dispute Principles. . . . . . . . . . . . . . 22
             8.2.   Arbitration of Other Disputes . . . . . . . . . . . . 22

ARTICLE IX   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . 24
             9.1.   Confidential Information. . . . . . . . . . . . . . . 24
             9.2.   Non-Confidential Information. . . . . . . . . . . . . 25

ARTICLE X    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . 25
             10.1.  Governing Law . . . . . . . . . . . . . . . . . . . . 25
             10.2.  Successors and Assigns. . . . . . . . . . . . . . . . 25


                                     -iii-

             10.3.  Transactions with Affiliates.   . . . . . . . . . . . 25
             10.4.  Entire Agreement; Amendment . . . . . . . . . . . . . 25
             10.5.  Notices, etc. . . . . . . . . . . . . . . . . . . . . 26
             10.6.  Delays or Omissions . . . . . . . . . . . . . . . . . 27
             10.7.  Publicity . . . . . . . . . . . . . . . . . . . . . . 27
             10.8.  Expenses. . . . . . . . . . . . . . . . . . . . . . . 27
             10.9.  Counterparts. . . . . . . . . . . . . . . . . . . . . 27
             10.10. Severability. . . . . . . . . . . . . . . . . . . . . 27
             10.11. Titles and Subtitles. . . . . . . . . . . . . . . . . 27


Exhibit A      NRI Proprietary Software
Exhibit B      Data Processing Agreement Term Sheet
Exhibit C      Software License Agreement
Exhibit D      Panel Member License Agreement
Exhibit E      Operating Committee
Exhibit F      Trademarks and Copyright Notices
Exhibit G      Third Party Software
Exhibit H      Example of Calculation of Discount Allocation
Exhibit I      Named Entities
Exhibit J      Mediametrie Term Sheet

                                 OPERATING AGREEMENT


       This Operating Agreement (this "Agreement") is made as of September 22, 1999 (the "Effective Date"), between NetRatings, Inc., a Delaware corporation with a place of business at 830 Hillview Court, Milpitas, California 95035 ("NRI"), and ACNielsen eRatings.com, a Delaware corporation with its principal place of business at 177 Broad Street, Stamford, Connecticut 06901 (individually, "ACNSub" and, collectively with NRI, the "Parties").

                                      BACKGROUND

       A. ACNSub and NRI wish to cooperate in the development, marketing, sale and distribution of a data collection, processing, storage, analysis and reporting service to measure worldwide Internet usage.

       B. NRI is currently engaged in providing that service in North America and Japan. The parties believe that combining NRI's expertise with the expertise of ACNSub and its Affiliates in conducting market research and marketing in certain other territories will enable the parties to create a worldwide Internet measurement business.

       C. Simultaneously with the execution and delivery of this Agreement, ACNielsen Corporation and NRI are entering into a Series D Stock Purchase Agreement pursuant to which, among other things, ACNielsen Corporation has become an investor in NRI (the "Investment Agreement") and a Common Stock Purchase Agreement pursuant to which NRI has become an investor in ACNSub.

       D. In consideration of these premises, and of the mutual promises and conditions contained in this Agreement, ACNSub and NRI hereby agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

       For the purposes of this Agreement, the following terms shall have the meanings indicated.

       1.1. "ACNIELSEN" shall mean ACNielsen Corporation, a Delaware corporation.

       1.2. "ACNIELSEN SAMPLING METHODOLOGY" shall mean AC Nielsen's proprietary analytical and statistical protocols, methodologies for developing universe estimates, sampling methodologies and related methods, processes and technologies for the identification, selection and recruitment of households and Persons within certain specified market, demographic, geographic and other criteria, in each case as the same exist on the Effective Date or as the same may hereafter be improved, enhanced or modified by ACNielsen, including all existing and further derivatives thereof.

       1.3. "ACNSUB TRADEMARKS" shall mean the trademarks, logos and trade names of ACNSub listed on EXHIBIT F.

       1.4. "AFFILIATE" shall mean a Person that controls, is controlled by or is under common control with another Person. For purposes of this Agreement, "control" shall mean direct or indirect ownership of more than 50% of the voting interest or income interest in an Entity, or such other relationship as, in fact, constitutes actual control.

       1.5. "ANCILLARY AGREEMENTS" shall mean, collectively, the License Agreement and the Data Processing Agreement.

       1.6. "APPLICABLE LAWS" shall mean all foreign, federal, state and local laws, statutes, rules and regulations which have been enacted by a governmental authority and are in force as of the Effective Date or which are enacted by a governmental authority and come into force during the term of this Agreement, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

       1.7. "APPROVED INTERNET SERVICE" shall mean the Internet Service to be provided by the parties pursuant to this Agreement but shall not include any E-Commerce Service unless Approved by the Operating Committee.

       1.8. "BACK END SOFTWARE" shall mean the Object Form of the (a) Initial Release and (b) Updates of the part of the NRI Proprietary Software that is designed to be installed on a central computer system or systems to collect and aggregate the data collected by the Collection Software as described in more detail on EXHIBIT A.

       1.9. "BUSINESS PANEL" means an Internet Measurement Panel consisting of Panel Members who access the Internet from their work place.

       1.10. "COLLECTION SOFTWARE" shall mean the Object Form of the (a) Initial Release and (b) Updates of the part of the NRI Proprietary Software that is installed on a Panel Member's computer to gather data about such Panel
Member's Internet usage activities as described in more detail on EXHIBIT   .

       1.11. "CONSULTING SERVICES" shall mean services based on data collected by the Internet Measurement Panels or the Panels developed by NRI or its joint venture partners based outside of the Territory (including Japan to the extent permitted under NRI's agreements with Netratings KK, a Japanese corporation, as in effect on the date hereof) which are based on the NRI Proprietary

Software and which are custom or ad hoc analysis of the data. The licensing sale of data and provision of analysis of data on a recurring basis are not Consulting Services.

       1.12. "DATA PROCESSING AGREEMENT" shall mean a Data Processing Agreement covering the matters set forth in the term sheet attached as EXHIBIT B.

       1.13. "DESIGNATED COUNTRIES" shall mean countries where the provision of the Approved Internet Service or the use of the NRI Proprietary Software would require the prior approval of the United States Government by statute, regulation or executive order. Currently, Designated Countries are Libya, North Korea, Iran, Iraq, Cuba, Sudan and Syria.

       1.14. "DOCUMENTATION" shall mean all digital or printed documents, flow charts, design specifications, and any other information reasonably necessary to use and modify the NRI Proprietary Software, including any amendments and modifications thereto, whether presently existing or created hereafter by or for NRI during the term of this Agreement.

       1.15. "E-COMMERCE" shall mean purchases, sales and other transactions on the Internet.

       1.16. "E-COMMERCE SERVICE" shall mean the business of tracking or measuring E-Commerce, compiling data from such measurement, licensing such data to third parties and selling consulting services and analysis related thereto.

       1.17. "ENTITY" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization.

       1.18. "EXCLUDED COUNTRIES" shall have the meaning set out in the License Agreement.

       1.19.  "FISCAL YEAR" shall mean ACNSub's fiscal year.

       1.20. "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

       1.21. "HOME PANEL" means an Internet Measurement Panel consisting of Panel Members who access the Internet from their residences.

       1.22. "INITIAL RELEASE" shall mean the version of the NRI Proprietary Software provided to ACNSub as provided in the License Agreement.

       1.23. "INTELLECTUAL PROPERTY RIGHTS" shall mean all worldwide right, title and interest of a Person in, to and under any and all: (i) United States or foreign patents and pending patent applications therefor, including the right to file new and additional patent applications based thereon, including provisionals, divisionals, continuations, continuations-in-part, reissues and reexaminations; (ii) copyrights; and (iii) trade secrets, know-how, processes, methods, engineering data and technical information.

       1.24. "INTERNET MEASUREMENT PANEL" shall mean any Panel developed by ACNSub or its Affiliates for purposes of monitoring, measuring, analyzing and reporting on Internet activities in countries in the Territory.

       1.25. "INTERNET SERVICE" shall mean and include the business of tracking or measuring audience, advertising and viewing activities on the Internet, compiling data from such measurement, licensing such data to third parties and selling Consulting Services.

       1.26. "LICENSE AGREEMENT" shall mean the Software License Agreement in the form attached as EXHIBIT C hereto.

       1.27. "LOCALIZED SOFTWARE" shall mean the versions of the Collection Software which are designed to operate in a country outside of the United States.

       1.28. "MERGED DATA" shall have the meaning set forth in Section 3.1(c)(iii).

       1.29.  "NET CUSTOMER BILLINGS" shall have the meaning set forth in
Section 5.1(c).

       1.30. "NIELSEN TRADEMARK" shall have the meaning set forth in Section 6.1(c).

       1.31.  "NMR" shall mean Nielsen Media Research, Inc.

       1.32. "NMR AGREEMENTS" shall mean certain agreements between NRI and Nielsen Media Research, Inc., copies of which have been supplied to ACNSub, with respect to their strategic alliance to conduct an Internet Service business in North America.

       1.33. "NORTH AMERICA" shall mean and include the United States and Canada.

       1.34. "NRI PROPRIETARY SOFTWARE" shall mean all computer software programs owned by or developed by or on behalf of NRI as of the Effective Date and during the Term hereof relating to the Internet Services (but excluding software for Consulting Services and E-Commerce Services), including without limitation, the Collection Software, Localized Software, Back End Software and the other software identified in EXHIBIT A, and all Upgrades thereto. Subject to Section 4.1(c) below, NRI Proprietary Software expressly excludes any Third Party Software.

       1.35. "NRI TRADEMARKS" shall mean the trademarks, logos and trade names of NRI listed on EXHIBIT F.

       1.36. "OBJECT FORM" shall mean the machine-readable version of the source code of a computer program in the firm required for successful execution by computer equipment.

       1.37.  "OPERATING COMMITTEE" shall have the meaning set forth in
Section 3.1(a).

       1.38. "OPERATING COMMITTEE APPROVAL" and "APPROVED BY THE OPERATING COMMITTEE" shall have the meaning set forth in Section 3.1(d) below.

       1.39. "PANEL" shall mean any group of households or Persons identified and selected in accordance with the ACNielsen Sampling Methodology for purposes of generating data to measure specified activities pursuant to this Agreement.

       1.40. "PANEL MEMBER" shall mean households, Persons or other participants comprising any Internet Measurement Panel, which participants are provided with the Collection Software for individual use (and not for distribution, remarketing, timesharing or service bureau use) in connection with the Approved Internet Service in accordance with the terms of the Panel Member License Agreement set forth as EXHIBIT E."

       1.41. "PERSON" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of the "Person" when the context so permits.

       1.42. "STOCKHOLDERS AGREEMENT" shall mean the Stockholders Agreement dated this date among ACNielsen, ACNSub and NRI.

       1.43. "TERRITORY" shall mean the world except Japan, the United States, Canada and the Excluded Countries.

       1.44. "THIRD PARTY" shall mean, with respect to a Party, any Person that is not an Affiliate of such Party.

       1.45. "THIRD-PARTY SOFTWARE" shall mean software that NRI licenses from Third Parties and which is embedded in the NRI Proprietary Software.

       1.46. "UPGRADE" and "UPGRADES" shall mean one or more updates, enhancements, upgrades, corrections, new versions, new releases and any other modifications to the NRI Proprietary Software or documentation.

                                      ARTICLE II

                          OPERATION OF THE INTERNET SERVICE

       2.1.  MARKETING; PRICING; STANDARD CONTRACTS.

              (1) As between the Parties, NRI (or Affiliates or Third Parties designated by it) shall have the exclusive right to conduct, at its sole cost and expense, all marketing and licensing activities with respect to the Approved Internet Service to customers located outside of the Territory. To the extent permitted under the NMR Agreements (as defined in Section 2.1(a)(i)), the Operating Committee may allocate to ACNSub the right and responsibility to market and license data to designated customers located in North America. As between the Parties, ACNSub (or wholly-owned subsidiaries of ACNSub) shall have the exclusive right to conduct, at its sole cost and expense, all marketing and licensing activities with respect to the Approved Internet Service to customers located in the Territory provided, however, that in the event that the parties enter into an agreement with Mediametrie S.A. on substantially the terms described in the term sheet attached hereto as Exhibit K (the "Mediametrie Agreement"), ACNSub consents that marketing and licensing activities in France shall be conducted pursuant to the Mediametrie Agreement, so long as the Mediametrie Agreement is in effect..

              (2) The Operating Committee will determine all pricing and rate card matters with respect to the Approved Internet Service, including, without limitation, any discounts, rebates and other concessions offered to customers. The Parties will coordinate their marketing and selling efforts so as to maintain consistent pricing policies and practices among the different customers for which marketing responsibilities have been allocated hereunder.

              (3) NRI and ACNSub may each use their own forms of customer contracts provided that such form contracts shall be reasonably acceptable to the other party. ACNSub acknowledges that it has received a copy of NRI's current form of customer contract and that such form is acceptable to it. Consistent with legal considerations outside of North America, each party shall include in its customer contracts provisions regarding scope of data use, indemnity, limitation of liability and other matters which are not less favorable in any material respect to the other party than the provisions which such other party includes in its own form contracts for its own benefit.

              (4) As soon as practicable after approval thereof (but in any event within 60 days after the commencement of its next fiscal year), each Party shall provide to the other Party its budget and operating plan for such fiscal year with respect to the Approved Internet Service.

       2.2.  PANEL LOGISTICS.

              (1) ACNSub or its Affiliates shall have responsibility for the establishment and maintenance of the Internet Measurement Panels during the term of this Agreement.

              (2) The Parties acknowledge and agree that the ACNielsen Sampling Methodology imposes certain restrictions and limitations on any oral, written or other contacts with active and former Panel Members and members of the sample frame about which NRI has actual knowledge and on the use and dissemination of data and information relating to the Panel Members, including their identities and addresses. Accordingly, the Parties hereby undertake and agree to the following restrictions:

                     (1) All contacts with active and former Panel Members shall be controlled by ACNSub, and such contacts shall only occur in compliance with applicable restrictions contained in the ACNielsen Sampling Methodology. Neither NRI, its employees nor agents shall contact Panel Members for any purpose except to the extent such contacts are mutually agreed upon in advance by ACNSub and NRI, and in any such case in accordance with applicable restrictions contained in the ACNielsen Sampling Methodology which are disclosed to NRI in writing.

                     (2) All data concerning active and former Panel Members in the Internet Measurement Panels, including the names, addresses, and related demographic profiles of such Panel Members, prior contact information, current follow-up status and such other information as is generated by ACNSub or NRI hereunder (collectively, "Confidential Panel Data") shall be held strictly confidential by each of the Parties and their respective employees and agents in accordance with the ACNielsen Sampling Methodology. Such Confidential Panel Data shall be maintained by each party in a secure database with appropriate restrictions on access and use which are consistent with the ACNielsen Sampling Methodology as disclosed to NRI and this Agreement. None of such Confidential Panel Data shall be sold, transferred or otherwise disseminated by either party to any Third Party for any reason whatsoever.

                     (3) Neither party shall permit its employees or consultants to assist any oral, written or other contact to occur between Panel Members and customers of the Approved Internet Service or any other Third Parties.

              (3) If ACNSub contracts with ACNielsen or one of its subsidiaries to provide services to assist ACNSub in performing its obligations hereunder, ACNSub shall receive such services from ACNielsen or such subsidiary on the same basis as ACNielsen or such subsidiary provides such services to ACNielsen or its other subsidiaries, including, without limitation, by paying an allocable portion of the compensation and benefits of any ACNielsen employees in the provision of such services and an allocable portion of ACNielsen's overhead charges.

              (4) If after Approval of the Operating Committee NRI makes any of its employees available to ACNSub, NRI shall be reimbursed by ACNSub for that portion of the compensation and benefits of such employees (including an allocable portion of overhead charges with respect thereto) which is attributable to the time that such employee is made available to ACNSub.

              (5) In the event that NRI shall develop a methodology for establishing a Business Panel, NRI shall provide to ACNSub all information, technology and know-how with respect thereto, in order to assist ACNSub in establishing Business Panels in the Territory to the extent permitted by the NMR Agreements.

       2.3.  PRODUCT QUALITY CONTROL.

              (1)    DATA PROCESSING AND REPORTS.

                     (1) All data obtained by either Party from Panel Members which is marketed hereunder shall be collected, processed, stored and analyzed, and all reports and analyses supplied to customers of the Approved Internet Service shall be prepared, in accordance with the edit rules, protocols, analytical methodologies and quality control standards established from time to time by the Operating Committee.

                     (1)

                     (2) The collection and processing of data from Panel Members for the Approved Internet Service shall be performed only by the NRI Proprietary Software.

                     (3) The Parties shall cooperate to ensure that the quality control standards Approved by the Operating Committee are maintained with respect to all aspects of the Approved Internet Service.

              (2) PANELS. The selection, maintenance and updating of all Internet Measurement Panels used in connection with the Approved Internet Service shall be effected in compliance with the ACNielsen Sampling Methodology, as adapted, if applicable, for the relevant jurisdiction. ACNSub agrees that it will incorporate in the ACNielsen Sampling Methodology all improvements, enhancements or modifications which ACNielsen has developed for its own use and which are appropriate and reasonably adaptable for use in the Approved Internet Service. The use of the ACNielsen Sampling Methodology in any country shall provide an Internet Measurement Panel which meets or exceeds the local standards in such country for traditional media research panels.

       2.4. STAFFING. Each Party shall have and maintain such personnel (including, without limitation, computer programmers, engineers and technical personnel) as are sufficient to carry out its responsibilities under this Agreement.

       2.5. SITE INSPECTIONS. Each of the Parties (and its representatives) shall have the right to visit and inspect the research, development, manufacturing, distribution and data collection, storage and management facilities of the other Party at its own expense in order to verify the other Party's compliance with the terms and conditions of this Agreement and to ensure compliance with quality control standards established by the Operating Committee and by Third Party accrediting agencies or similar authorities. Each Party shall have the right to conduct such inspections at least twice per calendar year or more frequently as may be required to comply with accrediting agency audit standards. All such visits shall occur at mutually convenient times and dates during normal business hours and will be carried out in such a way as to not unreasonably disrupt the operations of the Party being inspected. All information obtained by the inspecting Party during such visits shall be subject to the confidentiality requirements of this Agreement.

       2.6.  OTHER TECHNOLOGIES.

              (1) Except for the rights set forth in this Agreement, the License Agreement or any other Ancillary Agreement relating to the Approved Internet Service, ACNSub is not acquiring any license or other rights in the NRI Proprietary Software or in any other software or proprietary technologies owned or licensed by NRI as of the date of this Agreement or developed or acquired by NRI during the term of this Agreement.

              (2) Except for the rights set forth in this Agreement or any other Ancillary Agreement relating to the Approved Internet Service, NRI is not acquiring any license or other rights to any software or other proprietary technologies owned or licensed by ACNSub or its Affiliates as of the date of this Agreement.

       2.7.  EXCLUSIVE RIGHTS.

              (1) NRI agrees that neither it nor any of its subsidiaries shall engage in any Internet Service in North America in partnership, alliance, joint venture or through any other arrangement with any of the companies listed in Exhibit J. In addition, neither NRI nor any of its subsidiaries shall engage, directly or indirectly, in any business which competes with the Approved Internet Service in the Territory.

              (2) ACNSub agrees that neither it nor any of its Affiliates shall engage, directly or indirectly, in any business which competes with the Approved Internet Service anywhere in the world; PROVIDED that ACNSub's agreement under this Section 2.7(b) shall not apply to Japan unless, commencing no later than 180 days from the date hereof, ACNSub shall be provided access to all such Internet usage data with respect to Japan to which NRI has access, on terms not less favorable to ACNSub than those available to NRI.

              (3) The Parties acknowledge that E-Commerce Service is not included in the definition of Approved Internet Service and, accordingly, that they intend that notwithstanding the foregoing paragraphs (a) and (b) of this
Section 2.7, each Party shall be free to engage in any

E-Commerce Services anywhere in the world unless otherwise Approved by the Operating Committee.

              (4) Notwithstanding anything in this Section 2.7 to the contrary, the parties agree that neither Party nor any of its respective Affiliates shall be deemed to be in violation of the provisions of this Section
2.7 as a result of such Party or any of its Affiliates acquiring (or being acquired by or becoming an Affiliate of) an entity which conducts a business which competes with the Approved Internet Service so long as any such violation is cured within 180 days of such event.

       1.53. LIMITATIONS ON EXERCISE OF RIGHTS. The Parties acknowledge that the exercise of the rights under the License Agreement and the provision of the Approved Internet Service in the Designated Countries requires certain approvals from the United States Government. ACNSub agrees not to exercise its rights under the License Agreement or provide the Approved Internet Service in the Designatged Countries until such permissions are obtained. Upon the written request of ACNSub, NRI agrees to use reasonable commercial efforts to obtain such approvals from the United States Government with the assistance of ACNSub.

                                     ARTICLE III

                                 OPERATING COMMITTEE

       3.1.   OPERATING COMMITTEE.

              (1) The Parties shall form an operating committee (the "Operating Committee") to coordinate the activities of the Parties under this Agreement. The Operating Committee will be comprised of four members, two of whom shall be representatives of ACNSub and two of whom shall be representatives of NRI, provided that the representatives of each Party shall cast a single vote on behalf of such Party. A quorum shall consist of the attendance, in person, by video conference or by conference telephone call, of at least one Operating Committee representative of each Party. The Operating Committee shall meet on a regular basis. In addition, meetings shall be held when requested by either Party within ten days following the day requested by such Party by prior written notice to the other Party, specifying the reason for such meeting. Each Party shall use reasonable efforts to assure that at least one of its representatives is present for all meetings of the Operating Committee.

              (2) The initial members of the Operating Committee are identified on EXHIBIT E hereto. Notwithstanding the foregoing, each Party's representatives shall serve at the discretion of such Party and may be substituted for or replaced at any time by such Party upon written notice to the other Party.

              (3)    The following matters shall require Operating Committee
Approval:

                     (1)    the pricing and rate card matters described in
Section 2.1(b) as being subject to Operating Committee Approval;

                     (2) all matters relating to the creation, marketing and licensing of data which consists of merged data derived both from Panels inside of North America and Internet Measurement Panels outside of North America ("Merged Data");

                     (3) all matters relating to the Parties' possible joint efforts with respect to any E-Commerce Service;

                     (4) amendment or modification of the schedule for establishment and size of Internet Measurement Panels which is set forth in the License Agreement;

                     (5) the engaging by ACNSub in any transaction of the type described in Article IX of the Stockholders Agreement; and

                     (6) the use of NRI employees to assist ACNSub in its conduct of the Approved Internet Service.

              (4) Only those proposed actions which receive the affirmative vote of each Party's representatives on the Operating Committee, voting in the manner specified in Section 3.1(a) above (I.E., unanimous approval), shall be deemed to have received "Operating Committee Approval" for purposes of this Agreement. Any matter which has received such favorable vote shall be deemed to have been "Approved by the Operating Committee."

              (5) Any action taken by the Operating Committee shall be: (i) reduced to writing, (ii) signed by the Parties' representatives who approved such action in order to evidence their approval, and (iii) made available to both Parties.

              (6) In the event that a deadlock exists for any matter, and such deadlock continues for a period of 15 days after the date on which the matter is first submitted to the Operating Committee, the matter shall be referred to the chief executive officers of ACNielsen and NRI for resolution. The chief executive officers shall meet within thirty (30) days of such notice. If the deadlock continues for fifteen (15) days after such meeting, the matter shall not be deemed to be Approved by the Operating Committee and neither Party shall have any liability or obligation to the other Party for any failure or refusal to approve any such matter submitted to the Operating Committee. For the avoidance of doubt, neither Party shall have the right to invoke the arbitration procedures in Article IX with respect to any such deadlock.

                                      ARTICLE IV

                             TECHNOLOGY OWNERSHIP RIGHTS

        4.1.  NRI OWNERSHIP RIGHTS.

              (7) The Parties acknowledge and agree that, as between NRI and ACNSub, all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the NRI Proprietary Software shall be and remain vested in NRI, subject, however, in the case of the NRI Proprietary Software, to the license rights granted to ACNSub under the License Agreement.

              (8) NRI represents and warrants to ACNSub that all Third-Party Software which is currently used in connection with the NRI Proprietary Software is readily available to ACNSub through normal commercial channels and can be readily used by ACNSub in the Territory, except as disclosed in Exhibit H. A list of all such Third-Party Software is set forth on EXHIBIT H hereto. The foregoing representation and warranty is true and correct as of the Effective Date and, subject only to Section 4.1(c) below, shall remain true and correct throughout the term of this Agreement and the License Agreement.

              (9) If NRI proposes to acquire license or other rights in any Third-Party Software which would cause the foregoing representation and warranty not to be true and correct, it shall provide written notice to ACNSub. In such event, NRI shall use reasonable efforts to obtain, in North America and the countries requested by ACNSub in the Territory (other than any country in the Territory as to which such license would be prohibited by United States law or regulation), for the benefit of ACNSub, license or other rights in such Third-Party Software which are substantially similar (in terms of scope of rights granted and royalties, if any, payable therefor) to the rights of NRI in such software; provided, however, that ACNSub shall be responsible for any royalty or other amounts which are payable solely with respect to any rights which are licensed in favor of ACNSub (and which are accepted by ACNSub). ACNSub shall pay NRI the reasonable out-of-pocket costs and expenses related to such negotiations to the extent such expenses are incurred seeking to obtain rights on behalf of ACNSub.

        4.2.  ACNSUB OWNERSHIP RIGHTS.

              (1) The Parties acknowledge and agree that, as between NRI and ACNSub, all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the ACNielsen Sampling Methodology shall be and remain vested in ACNSub (or its Affiliates, including ACNielsen).

              (2) ACNSub shall provide NRI and its authorized personnel (including consultants) with access to the ACNielsen Sampling Methodology, for their internal use only, to the limited extent necessary to enable NRI to work with ACNSub hereunder. NRI's access and use rights with respect to the ACNielsen Sampling Methodology shall not apply for any other purpose.

              (3) NRI acknowledges and agrees that the ACNielsen Sampling Methodology constitutes valuable trade secrets of ACNielsen and that the limited use and access rights granted to NRI hereunder shall not be construed as a publication thereof or otherwise be deemed to affect the confidential or trade secret nature of such technology. NRI shall not (and shall ensure that its employees do not) (i) download, decompile, reverse engineer, disassemble or otherwise copy the ACNielsen Sampling Methodology; (ii) resell, rent, lease, loan, sublicense or otherwise distribute or dispose of, or permit or allow the distribution or disposal of, or create derivative works based in whole or in part upon, the ACNielsen Sampling Methodology; (iii) otherwise disclose or permit the use of or access to the ACNielsen Sampling Methodology to or by any other Person; (iv) modify, adapt or translate the ACNielsen Sampling Methodology; or (v) remove any proprietary or copyright legend from any portion of the ACNielsen Sampling Methodology. ACNielsen shall be a third party beneficiary of the agreement of NRI set forth in this paragraph.

              (4) NRI shall take all reasonable steps necessary to ensure that its employees, consultants, strategic alliance partners, subcontractors and agents comply with the restrictions set forth in Section 4.2(c) above (to the extent that they have been provided access to the ACNielsen Sampling Methodology), which shall include, at a minimum, making ACNSub and ACNielsen third-party beneficiaries of all confidentiality covenants entered into between NRI and any such Persons who obtain access to the ACNielsen Sampling Methodology from NRI. In any event, NRI shall cooperate with ACNSub in enforcing these agreements against its employees, consultants, strategic alliance partners, subcontractors and agents.

              (5) All right, title and interest to the Internet usage data obtained from Internet Measurement Panels in the Territory will be owned by ACNSub or its wholly-owned subsidiaries, subject to the rights of NRI to store, access, distribute and use such Internet usage data and to market and license the Approved Internet Service to customers located in countries outside the Territory. All right, title and interest in the Internet usage data obtained from Panels within North America will be owned by NRI, subject to the rights of ACNSub and its Affiliates to store, access, license, distribute and use such Internet usage data and to market and license the Approved Internet Service to customers located in the Territory, and to customers located within North America designated by the Operating Committee, as provided in Section 2.1 above.

              (6) ACNSub agrees that in the event that it shall liquidate or dissolve any of its wholly-owned subsidiaries, ownership of any such Internet usage data owned by such wholly-owned subsidiary shall be transferred to ACNSub or one of its other wholly-owned subsidiaries.

                                      ARTICLE V

                                NET CUSTOMER BILLINGS

       5.1.   PAYMENT PERCENTAGES.

              (7) Except as otherwise provided in this Agreement, all Net Customer Billings derived from the marketing and licensing of data developed from the Approved Internet Service shall be allocated to the Parties in the following respective payment percentages, it being agreed that each Party shall be entitled to retain 100% of any revenue that it receives from the licensing or sale of Consulting Services.

       (1)    Licensing by NRI to customers located in North
              America of data from Panels in North America -- 100% to NRI.

       (2)    Licensing by NRI to customers located in North
              America of data from Internet Measurement Panels located outside of North America -- 50% to NRI; 50% to ACNSub.

       (3)    Licensing by ACNSub to customers located in North
              America of data from Panels in North America -- 65% to NRI; 35% to ACNSub.

       (4) Licensing by ACNSub to customers located outside of North America of data from Panels in North America -- 50% to NRI; 50% to ACNSub.

       (5) Licensing by ACNSub to customers located outside of North America of data from Internet Measurement
              Panels outside of North America -- 100% to ACNSub.

       (6) Licensing by either NRI or ACNSub of Merged Data -- to be considered by the Operating Committee in accordance with Section 3.1(c)(ii).

              (8) Discounts from rate card prices on sales of combined data from Panels located outside of North America and Panels located in North America shall be attributed to the parties based upon the relative proportions of Net Customer Billings which each party would have received at full list price. For the avoidance of doubt, an example of such a calculation is set forth on
EXHIBIT I.

              (9) As used herein, the term "Net Customer Billings" shall mean the gross amount billed to each customer of the Approved Internet Service as reflected in invoices issued by the applicable Party or a wholly-owned subsidiary to such customer, whether pursuant to contracts with such customers or otherwise, less only sales, excise or value added taxes included in such invoice to the extent separately reflected thereon.

       5.2. PAYMENTS. Within ten days after the end of each calendar month during the term of this Agreement, each Party shall prepare and submit to the other Party a report setting forth a detailed summary of (i) all licenses made by such Party (the "Selling Party") to customers of the Approved Internet Service during such calendar month with respect to which the other Party is entitled to a share of Net Customer Billings, (ii) the length of the licenses and (iii) the total amount billed to such customers during such calendar month. Not later than fifteen (15) days after the end of the calendar quarter, the Selling Party shall pay to the other Party an amount
equal to the product obtained by multiplying the   payment percentage
specified in Section 5.1 for such customer times the total amount billed to such customer during such calendar quarter (subject to subsequent adjustment for amounts that prove to be uncollectible). Each party shall pay interest at the prime rate on any late payments to the other party. For the avoidance of doubt, the other Party shall have the right to receive the full amount of such payment notwithstanding that the Selling Party may be obligated to defer the recognition of a portion of the Net Customer Billings derived from such sale or subscription until a later date under GAAP.

       5.3. RIGHT OF INSPECTION. Each Party agrees to keep accurate books of account and records covering all transactions relating to sales of and subscriptions to the Approved Internet Service and the computation of Net Customer Billings hereunder. Each Party and its duly authorized representatives shall have the right, after reasonable notice and during regular business hours, to examine such books of account and records and all other documents and materials in the other party's possession or under its control with respect to the Approved Internet Service and shall have free and full access thereto for such purposes and for the purpose of making extracts therefrom. All such books of account and records shall be kept available for at least two (2) years after the expiration or termination of this Agreement. In the event that either Party or its duly authorized representative shall discover a discrepancy of seven and one-half percent (7.5%) or more pursuant to any such examination, the other party shall pay to it the reasonable cost of such examination.

                                      ARTICLE VI

                                 TRADEMARKS; LICENSES


        6.1.  TRADEMARKS.

              (1)    LICENSES.

                     (1) During the term of this Agreement, NRI hereby grants to ACNSub, and ACNSub hereby accepts from NRI, a nonexclusive, nontransferable, royalty-free license, with the right to sublicense (except into such jurisdictions where the grant of the sublicense would, on account of the laws of such jurisdiction, substantially impair NRI's rights in the NRI Trademarks) to ACNSub's wholly-owned subsidiaries (on the same terms and conditions, including specifically scope of use, as set out herein with respect to the license to ACNSub) to use the NRI Trademarks in the Territory and, as may be authorized by the Operating Committee, outside the Territory, in accordance with the terms of this Agreement solely to conduct the Approved Internet Service. NRI shall be a third-party beneficiary of each sublicense by ACNSub, but solely for the purpose of permitting NRI to enforce the sublicense if ACNSub fails to do so within a reasonable time. NRI shall be entitled to approve each sublicense, but solely for the purpose of assuring itself that the sublicense complies with the terms of this Article VI as it applies to sublicenses by ACNSub. Except in the case of noncompliance, NRI shall approve the sublicense promptly (and shall be deemed to have approved it ten (10) days after delivery of the sublicense to it if it does not respond to ACNSub within such time period). ACNSub will use the NRI Trademarks to conduct the Approved Internet Service, and ACNSub agrees to use the NRI Trademarks in conjunction with the Nielsen//NetRatings co-brand designation (the "Nielsen//NetRatings CBD") in connection with the conduct of the Approved Internet Service (such use being a "Permitted Nielsen//NetRatings CBD Use").

                     (2) During the term of this Agreement, ACNSub hereby grants to NRI, and NRI hereby accepts from ACNSub, a nonexclusive, nontransferable, royalty-free license, without the right to sublicense, to use the "Nielsen" trademark (the "Nielsen Trademark") as part of the Nielsen//NetRatings CBD in North America in accordance with the terms of this Agreement solely to conduct the Approved Internet Service. NRI agrees to use the Nielsen Trademark in conjunction with the Nielsen//NetRatings CBD only in connection with the conduct of the Approved Internet Service (such use also being a Permitted Nielsen//NetRatings CBD Use).

              (2)    QUALITY CONTROL.

                     (1) The nature and quality of the Approved Internet Services supplied in connection with the Nielsen//NetRatings CBD shall conform to the standards of the Approved Internet Service on the Effective Date as modified from time to time by the Operating Committee. NRI will cooperate with ACNSub in facilitating its monitoring and control of the nature and quality of such services and will supply ACNSub with specimens of use of the Nielsen//NetRatings CBD, including all advertising, marketing and promotional materials, upon request. In the event that NRI's use of the Nielsen//NetRatings CBD does not comply with the Operating Committee's quality standards, NRI shall modify its use of the Nielsen//NetRatings

CBD and shall submit corrected specimens of use to ACNSub within thirty
(30) days of notice by ACNSub.

                     (2) The nature and quality of the Approved Internet Services marketed by ACNSub in connection with the NRI Trademarks shall conform to the standards of the Approved Internet Service on the Effective Date as modified from time to time by the Operating Committee. ACNSub will cooperate with NRI in facilitating its monitoring and control of the nature and quality of such services and will supply NRI with specimens of use of the NRI Trademarks, including all advertising, marketing and promotional materials, upon request.
In the event that ACNSub's use of the NRI Trademarks does not comply with the Operating Committee's quality control standards, ACNSub shall modify its use of the NRI Trademarks and shall submit corrected specimens of use to NRI within thirty (30) days of notice by NRI.

              (3)    CERTAIN ACKNOWLEDGMENTS.

                     (1) NRI acknowledges and agrees that ACNSub has the right to grant NRI a license to use the "Nielsen" trademark (the "Nielsen Trademark") as part of the Nielsen//NetRatings CBD as provided in this Agreement. Except as prohibited by law, NRI agrees that it will not do anything inconsistent with such limited license, either during the term of this Agreement or thereafter. NRI agrees that the use of the Nielsen Trademark by NRI shall inure to the benefit of and be solely on behalf of ACNSub, ACNielsen and CZT/ACN Trademarks, L.L.C. NRI acknowledges that its utilization of the Nielsen Trademark as provided herein will not create or confer any right, title or interest in any other trademark or service mark of ACNSub in NRI.

                     (2) ACNSub acknowledges and agrees that NRI is the sole and exclusive owner of the NRI Trademarks. Except as prohibited by law, ACNSub agrees that it will not do anything inconsistent with such ownership either during the term of this Agreement or thereafter. ACNSub agrees that use of the NRI Trademarks by ACNSub shall inure to the benefit of and be solely on behalf of NRI. ACNSub acknowledges that its utilization of the NRI Trademarks as provided herein will not create or confer any right, title or interest in the NRI Trademarks in ACNSub.

              (4)    RESTRICTIONS ON USE.

                     (1) NRI agrees that it will not adopt or use as part or all of any corporate name, trade name, trademark, service mark or certification mark, any trademark or other mark confusingly similar to the Nielsen//NetRatings CBD except to the extent permitted under the NMR Agreements. NRI shall use the Nielsen//NetRatings CBD so that it creates a separate and distinct impression from any other trademark that may be used by NRI, except in connection with the Permitted Nielsen//NetRatings CBD Uses pursuant to the standards set forth in Section 6.1(b). NRI agrees that it will not contest any ACNSub registration or application for any of the ACNSub Trademarks. NRI shall comply with all applicable laws and regulations pertaining to the proper use and designation of the Nielsen//NetRatings CBD.

                     (2) ACNSub agrees that it will not adopt or use as part or all of any corporate name, trade name, trademark, service mark or certification mark, any trademark or other mark confusingly similar to the NRI Trademarks. ACNSub shall use the NRI Trademarks so that they create a separate and distinct impression from any other trademark that may be used by ACNSub, except for the use of the combined words "Nielsen//NetRatings" in connection with the Permitted Nielsen//NetRatings CBD Uses pursuant to the standards set forth in Section 6.1(b). ACNSub agrees that it will not contest any NRI registration or application for any of the NRI Trademarks. ACNSub shall comply with all applicable laws and regulations pertaining to the proper use and designation of the NRI Trademarks.

              (5)    NO REGISTRATION.

                     (1) NRI agrees not to apply to register the Nielsen//NetRatings mark or any of the ACNSub Trademarks, or any words or combination of words containing any ACNSub Trademarks (including, without limitation, "Nielsen//NetRatings") or any confusingly similar designation, anywhere in the world. If any application for registration is or has been filed by or on behalf of NRI in any country and relates to any mark which, in the reasonable opinion of ACNSub, is confusingly similar, deceptive or misleading with respect to, or dilutes or in any way materially damages, any of the foregoing Trademarks, NRI shall, at ACNSub's request, abandon all use of such mark and withdraw any registration or application for registration thereof. Nothing in this Section 6.1(e)(i) shall require NRI to abandon or withdraw any of the existing NRI Trademarks listed on EXHIBIT F.

                     (2) ACNSub agrees not to apply to register any of the NRI Trademarks or any words or combination of words containing the NRI Trademarks (including, without limitation, "Nielsen//NetRatings") or any confusingly similar designation, anywhere in the world. If any application for registration is or has been filed by or on behalf of ACNSub in any country and relates to any mark which, in the reasonable opinion of NRI, is confusingly similar, deceptive or misleading with respect to, or dilutes or in any way materially damages, any of the NRI Trademarks, ACNSub shall, at NRI's request, abandon all use of such mark and withdraw any registration or application for registration thereof. Nothing in this Section 6.1(e)(ii) shall require ACNSub to abandon or withdraw any of the existing ACNSub Trademarks listed on EXHIBIT F.

              (6)    CERTAIN REPRESENTATION AND WARRANTIES.

                     (1) NRI owns all right, title and interest in the NRI Trademarks in the United States free and clear of any liens, pledges or other encumbrances. NRI is the sole owner of, or applicant for, all registrations and applications for registrations of the NRI Trademarks with any governmental or other authority in the United States, all of which are valid and in full force and effect. To the knowledge of NRI, none of the NRI Trademarks infringes the trademarks of any Third Party. There are no pending or threatened litigations, claims or challenges relating to the NRI Trademarks.

                     (2) ACNSub has the right to grant NRI a license to use the Nielsen mark as part of the Nielsen//NetRatings CBD as provided in this Agreement, free and clear of any liens, pledges or other encumbrances in the following jurisdictions: the United States and Canada.

       1.59.  ACKNOWLEDGMENTS.

              (1) Each Party acknowledges that its respective trademarks will be used under these licenses as part of the combined words "Nielsen//NetRatings" solely within the Permitted Nielsen//NetRatings CBD Uses under the standards set forth in Section 6.1(b). The intent of the Parties is not to create a jointly-owned trademark or service mark with respect to "Nielsen//NetRatings." Neither Party shall claim any ownership interest in the combined words in "Nielsen//NetRatings," and neither Party shall register the combined words "Nielsen//NetRatings" as a trademark in any jurisdiction.

              (2) NRI will cooperate with ACNSub to develop appropriate references to ACNielsen on the Nielsen//NetRatings WEB Site, and/or any other WEB Sites which may promote the Approved Internet Service.

       1.60.  INFRINGEMENT; ACTION.

              (1) ACNSub (together with ACNielsen and CZT/ACN Trademarks L.L.C.) shall have the sole and exclusive right to commence or prosecute any claims or suits for infringement or any other cause of action or claim for relief for unauthorized use of the Nielsen//NetRatings CBD, insofar as the same relates to the Nielsen Trademark, and to choose counsel in connection with such claim or suit. NRI shall assist ACNSub (and ACNielsen and CZT/ACN Trademarks L.L.C.) to maintain and protect their rights in the Nielsen//NetRatings CBD, insofar as the same relates to the Nielsen Trademark. ACNSub shall bear the cost of the attorneys' fees, costs and expenses in connection with such claim or suit. NRI shall notify ACNSub in writing of any infringements or unauthorized uses of the Nielsen//NetRatings CBD, insofar as the same relates to the Nielsen Trademark, that may come to NRI's attention, and

ACNSub (together with ACNielsen and CZT/ACN Trademarks L.L.C.) shall have the sole and exclusive right to determine in its discretion whether any action shall be taken on account of such infringements or unauthorized uses.

              (2) NRI shall have the sole and exclusive right to commence or prosecute any claims or suits for infringement or any other cause of action or claim for relief for unauthorized use of the Nielsen//NetRatings CBD, insofar as the same relates to the NRI Trademarks, and to choose counsel in connection with such claim or suit. ACNSub shall assist NRI to maintain and protect its rights in the Nielsen//NetRatings CBD, insofar as the same relates to the NRI Trademarks. NRI shall bear the cost of the attorneys' fees, costs and expenses in connection with such claim or suit. ACNSub shall notify NRI in writing of any infringements or unauthorized uses of the Nielsen//NetRatings CBD, insofar as the same relates to the NRI Trademarks, that may come to ACNSub's attention, and NRI shall have the sole and exclusive right to determine in its discretion whether any action shall be taken on account of such infringements or unauthorized uses.

              (3) The Parties shall cooperate with each other in connection with the commencement and prosecution of any claims or suits for infringement or any other cause of action or claim for relief for unauthorized use of the Nielsen//NetRatings CBD.

                                  ARTICLE VII

                                  TERMINATION

        7.1.  TERMINATION.  This Agreement may be terminated as follows:

              (4)    by the mutual written consent of the Parties; or

              (5) by either Party upon a breach of any provision of this Agreement, which breach remains uncured for thirty (30) days after written notice thereof to such other Party, and as a result of which breach the non-breaching Party will be unable to substantially realize the benefits that it would have realized from this Agreement and the Ancillary Agreements absent such breach; or

              (6) by either Party upon the effective date of the termination of an Ancillary Agreement by such Party; or

              (7)    by either Party if the other Party:

                     (1)    makes an assignment for the benefit of creditors;

                     (2) admits in writing its inability to pay its debts as they become due;

                     (3) distributes to its creditors any composition, extension or similar kind of agreement which purpose is to reach an out of court settlement with its creditors;

                     (4) causes or consents to the appointment of a receiver, trustee, liquidator or similar officer for all or any material portion of its property;

                     (5) files in any court, pursuant to any statute of the United States or any state, any petition in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding;

                     (6) shall be dissolved or fails to maintain its corporate existence;

                     (7) has its ability to conduct business suspended or terminated;

                     (8)    becomes insolvent;

                     (9) makes or consents to a notice of intended bulk transfer of its assets;

                     (10) convenes a meeting of creditors to restructure its debts;

                     (11) takes any corporate or other action for the purpose of effectuating any of the foregoing.

                     (12) has a petition filed against it in any court, pursuant to any statute of the United States or any state, any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, and such court either:

                     (1)    enters an order for relief;

                     (2)    approves the petition;

                     (3)    assumes jurisdiction of the subject matter, or

                     (4) fails to dismiss such proceeding within 45 days after the institution thereof.

                     (13) has any proceeding commenced against it or a receiver, trustee, liquidator or similar officer appointed to administer and/or liquidate all or any portion of its property and such appointment is not vacated or set aside within 45 days after the appointment of such receiver, trustee, liquidator or similar officer.

       1.61. TERMINATION DISFAVORED. It is the intention of the Parties that this Agreement not be terminated except in the limited circumstances set forth above and that any breach by either Party of its obligations under this Agreement shall be redressed by the dispute resolution mechanisms set forth in this Agreement and other appropriate remedies at equity or law.

       1.62. EFFECT OF TERMINATION: In the event of any termination of this Agreement (the date of such termination is referred to as the "Termination Date"):

              (1)    by NRI pursuant to Section 7.1(b), (c) or (d) above:

                     (1) NRI shall have the right, for a period of one year from the Termination Date, (A) to access and to use the ACN Sampling Methodology reasonably necessary to continue to provide the Approved Internet Service (including, without limitation, maintaining Internet Measurement Panels); and
(B) to continue to use the Nielsen Trademark pursuant to the license granted in
Article VI in accordance with the quality control provisions in effect on the Termination Date; provided, however, that NRI may not represent to potential Panel Members that it is ACNSub or an Affiliate or agent of ACNSub or any of ACNSub's Affiliates;

                     (2) The license granted to ACNSub pursuant to Article VI to use the NRI Trademarks shall terminate as of the Termination Date;

                     (3) ACNSub shall be obligated, upon the written request of NRI, (A) for a period of up to one year from the Termination Date, to provide services relating to the maintenance of any Internet Measurement Panels in existence on the Termination Date, including technical support services, at the cost of providing such services and (B) assigning to NRI, to the extent assignable, any contracts between ACNSub or its wholly-owned subsidiary and a Third Party relating to the provision of the Approved Internet Service;

                     (4) If NRI is providing any processing of data for ACNSub, NRI shall be obligated to continue to perform any obligation which it may have under written customer contracts which had been entered into by ACNSub as of the Termination Date; and

                     (5) ACNSub shall pay to NRI any Net Customer Billings to which NRI would have been entitled under, and in accordance with the payment terms of, Article V above.

              (2)    by ACNSub pursuant to Section 7.1(b), (c) or (d) above:

                     (1) ACNSub shall have the right, for a period of one year from the Termination Date, (1) to continue to use the NRI Trademarks pursuant to the license granted in Article VI and subject to the quality control standards in effect as of the Termination Date and (2) to continue to distribute the Collection Software and continue to use the Back End Software in connection with the provision of the Approved Internet Service and (3) to continued performance by NRI of NRI's obligations under the License Agreement and the Data Processing Agreement;

                     (2) The license granted to NRI pursuant to Article VI to use the Nielsen Trademark shall terminate as of the Termination Date;

                     (3) If NRI is providing any processing of data for ACNSub, NRI shall be obligated to continue to perform under written customer contracts which had been entered into by ACNSub as of the Termination Date;

                     (4) If NRI is providing any processing of data for ACNSub, NRI shall be obligated to perform under written customer contracts entered into that are executed between ACNSub and a Third Party during the one-year period immediately after the Termination Date, under written customer contracts containing terms substantially the same as the terms of the standard customer contracts as of the Termination Date, until the end of such one-year period; and

                     (5) NRI shall pay to ACNSub any portion of Net Customer Billings which ACNSub would have been entitled under, and on payment terms set forth in Article V above.

       1.63. ADDITIONAL REMEDIES ON TERMINATION. To the extent not inconsistent with the foregoing, in the event of any termination of this Agreement, the Party entitled to terminate shall be entitled to any and all legal and equitable remedies to which it may be entitled under applicable law.

                                 ARTICLE VIII

                              DISPUTE RESOLUTION

       8.1.   GENERAL DISPUTE PRINCIPLES.

              (1) All disputes between or among the parties and/or any of their Affiliates under this Agreement shall be settled, if possible, through good faith negotiations between the relevant parties. In the event such disputes cannot be so resolved, such disputes shall be resolved as provided in Section 8.2.

              (2) If either Party or any of its Affiliates is subject to a claim, demand, action or proceeding by a Third Party and is permitted by law or arbitral rules to join another party to such proceeding, this Article VIII shall not prevent such joinder. This Article VIII shall also not prevent either Party or any such Affiliate from pursuing any legal action against a Third Party.

       8.2.  ARBITRATION OF OTHER DISPUTES.

              (1) The Parties shall submit any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach hereof or thereof ("Demand for Arbitration"), to arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect (collectively, "AAA Rules") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

              (2)    The place of arbitration shall be San Diego, California.

              (3) The Parties shall attempt, by agreement, to nominate a sole arbitrator for confirmation by the AAA. If the Parties fail to so nominate a sole arbitrator within 30 days from the date when the Demand for Arbitration has been communicated by the initiating Party, the arbitrator shall be appointed by the AAA in accordance with the AAA Rules. For purposes of this Section, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which the Demand for Arbitration has been delivered to the Parties in accordance with this Section 8.2. A hearing on the matter in dispute shall commence within 30 days following selection of the arbitrator, and the decision of the arbitrator shall be rendered no later than 60 days after commencement of such hearing.

              (4) If a Demand for Arbitration includes any issue, controversy or claim relating to or allegedly relating to any patent matter including, but without limitation, any issue relating to the existence, validity, infringement, duration or enforceability of any patent, then the arbitrator with respect to such patent-related controversy or claim (and only such controversy or claim) shall have the following credentials: Such arbitrator shall be (i) an attorney registered to practice before the U.S. Patent and Trademark Office (ii) whose current area of practice is primarily related to patent matters (or, if such person is retired, whose practice was primarily so related), and (iii) who has been practicing in such area for at least the last ten (10) years, and (iv) who has acted as an arbitrator or mediator of a patent-related dispute on at least two (2) prior occasions during the preceding ten (10) years.

              (5) An award rendered in connection with an arbitration pursuant to this Section shall be final and binding upon the Parties, and the Parties agree and consent that the arbitral award shall be conclusive proof of the validity of the determinations of the arbitrator set forth in the award and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

              (6) The Parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims and counterclaims between them with respect to the subject matter of the arbitrated dispute. The Parties hereby waive all IN PERSONAM jurisdictional defenses in connection with any arbitration hereunder or the enforcement of an order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

              (7) The arbitrator shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching his decision to both Parties. The arbitrator shall apportion to each Party all costs (including attorneys' and witness fees, if any) incurred in conducting the arbitration in accordance with what the arbitrator deems just and equitable under the circumstances. Any provisional remedy which would be available to a court of law shall be available from the arbitrator pending arbitration of the dispute. Either Party may make an application to the arbitrator seeking injunctive or other interim relief, and the arbitrator may take whatever interim measures he deems necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall only have the authority to award any remedy or relief (except ex parte relief) that a Superior Court of the State of California could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages.

              (8) Either Party may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the application may be entitled may be rendered ineffectual without provisional relief. The Parties may also commence legal action in lieu of any arbitration under this Section 8.2 in connection with any Third Party litigation proceedings.

              (9) For purposes of any suit, action or legal proceeding permitted under this Article VIII, each Party (a) hereby irrevocably submits itself to and consents to the non-exclusive jurisdiction of the courts of the State of California or, if it has or can require jurisdiction, United States District Court for the Southern District of California for the purposes of any suit, action or legal proceeding in connection with this Agreement including to enforce an arbitral resolution, settlement, order or award made pursuant to this Agreement (including pursuant to the U.S. Arbitration Act or otherwise), and
(b) to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or legal proceeding pending in such event, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or legal proceeding is brought in an inconvenient forum or that the venue of the suit, action or legal proceeding is improper. Each Party hereby agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the courts of the State of California or, if it has or can require jurisdiction, the United States District Court for the Southern District of California and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of California or any other jurisdiction.

                                  ARTICLE IX

                                CONFIDENTIALITY

      9.1. CONFIDENTIAL INFORMATION. For the purposes of this Agreement, "Confidential Information" shall mean any information delivered by one party ("Disclosing Party") to the other party ("Receiving Party") which the Receiving Party knows or has reason to know is considered confidential by the Disclosing Party. The ACNielsen Sampling Methodology shall be deemed to be "Confidential Information", subject to the provisions of Section 9.2 below. The Receiving Party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information consistent with precautions used to protect the Receiving Party's own confidential information, but in no event less than reasonable care. Except as provided below, the Receiving Party agrees to treat the Confidential Information as confidential and shall not disclose the Confidential Information to any Person or Entity without the Disclosing Party's prior written consent. The Receiving Party may only disclose the Confidential Information to the Receiving Party's employees or contractors who reasonably require access to such Confidential Information to perform obligations under this Agreement or as required by law or legal process. The Receiving Party shall take all appropriate steps to ensure that its employees and contractors who are permitted access to the Confidential Information agree to act in accordance with the obligations of confidentiality imposed by this Agreement. Should the Receiving Party be faced with legal action to disclose Confidential Information received under this Agreement, the Receiving Party shall promptly notify the Disclosing Party and, upon the Disclosing Party's request, shall reasonably cooperate with the Disclosing Party in contesting such disclosures. The obligations imposed by this Article IX shall survive any termination of this Agreement.

      9.2.   NON-CONFIDENTIAL INFORMATION.  The obligations set forth in
Section 9.1 shall not apply to any particular portion of any Confidential Information that: (i) now or subsequently becomes generally known or available through no act or omission of the Receiving Party; (ii) is known to the Receiving Party at the time of receipt of the same from the Disclosing Party; (iii) is provided by the Disclosing Party to a Third Party without restriction on disclosure; (iv) is subsequently rightfully provided to the Receiving Party by a Third Party without restriction on disclosure; or (v) is independently developed by the Receiving Party, as can be demonstrated from the Receiving Party's business records and documentation, provided the person or persons developing the same had not had access to the Confidential Information of the Disclosing Party prior to such independent development.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York without regard to choice of law provisions thereof, and by the General Corporation Law of the State of Delaware to the extent applicable to any corporate action related to NRI or ACNSub.

     10.2. SUCCESSORS AND ASSIGNS. Neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors, assigns, heirs, executors and administrators of the Parties to this Agreement.

     10.3.     TRANSACTIONS WITH AFFILIATES.  Except as provided in Section 2.2
(c), each Party agrees that any agreements or transactions that it may enter into or engage in with any Affiliate with respect to the Approved Internet Service shall be on an arms-length basis and on terms not materially less favorable to it than it would have obtained had it entered into or engaged in such agreement or transaction with a Third Party.

     10.4. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the Ancillary Agreements constitute the full and entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written agreements and understandings between the Parties. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     10.5. NOTICES, ETC. All notices and other communications hereunder shall be deemed given if given in writing and delivered by hand, prepaid express or courier delivery service or by facsimile transmission or mailed by registered or certified mail (return receipt requested), facsimile or postage fees prepaid, to the Party to receive the same at the respective addresses set forth below (or at such other address as may from time to time be designated by such Party in accordance with this Section 10.5):

          (1)  If to ACNSub:
               AC Nielsen Corporation
               177 Broad Street
               Stamford, Connecticut 06901
               Telephone: (203) 961-3320
               Facsimile: (203) 961-3179
               Attention:  General Counsel

               With copies to:
               Kaye, Scholer, Fierman, Hays & Handler, LLP
               425 Park Avenue
               New York, New York 10022-3598
               Telephone: (212) 836-7061
               Facsimile: (212) 836-8689
               Attention: Emanuel S. Cherney, Esq.

          (2)  If to NRI:
               NetRatings, Inc.
               830 Hillview Court
               Milpitas, California 95035
               Telephone: (408) 957-0699
               Facsimile: (408) 957-0487
               Attention: President

               With copies to:
               Gray Cary Ware & Freidenrich
               400 Hamilton Avenue
               Palo Alto, California  94301-1825
               Telephone: (650) 833-2266
               Facsimile: (650) 327-3699
               Attention: Mark Radcliffe, Esq.

     All such notices and communications hereunder shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

     10.6. DELAYS OR OMISSIONS. Except as expressly provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to a Party, upon any breach or default of the other Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of a Party of any breach or default under this Agreement, or any waiver on the part of such Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

     10.7. PUBLICITY. Neither Party (nor such Party's Affiliates) shall issue any press release disclosing the terms of, or relating to, this Agreement or any Ancillary Agreement, without the prior written consent of the other Party; provided, however, that neither Party or its Affiliates shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws. Such disclosing Party shall use its best efforts to consult with the other Party regarding the issuance of any such press release, or with regard to any public statement disclosing the terms of this Agreement or any Ancillary Agreement and shall use its best efforts to obtain confidential treatment for any Confidential Information where such press release or other public statement is required to be made by Applicable Law.

     10.8. EXPENSES. Each of the Parties shall bear all legal, accounting and other transaction expenses incurred by it in connection with the negotiation, execution, delivery and performance of this Agreement.

     10.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     10.10. SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     10.11. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                   NETRATINGS, INC.

                                   By:
                                       ----------------------------
                                   Name:
                                        ---------------------------
                                   Title:
                                         --------------------------


                                   ACNIELSEN ERATINGS.COM

                                   By:
                                       ----------------------------
                                   Name:
                                        ---------------------------
                                   Title:
                                         --------------------------